Exhibit 99.1

NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 340-8875
www.sempra.com

Financial Contact:	Victor Vilaplana
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY ANNOUNCES

THIRD-QUARTER 2012 EARNINGS

SAN DIEGO, Nov. 6, 2012 – Sempra Energy (NYSE: SRE) today reported third-quarter 2012 earnings of $268 million, or $1.09 per diluted share, compared with third-quarter 2011 earnings of $289 million, or $1.20 per diluted share.

Third-quarter 2012 earnings included a $60 million non-cash charge related to a write-down on Sempra U.S. Gas & Power’s 25-percent stake in the Rockies Express Pipeline.  This $60 million charge, in addition to a $179 million charge taken in the second quarter 2012, totaled $239 million for the first nine months of 2012.   Nine-month results in 2011 included a gain of $277 million in the second quarter 2011, reflecting the write-up in value of Sempra International’s South American utility investments.

Excluding the $60 million charge in 2012, adjusted third-quarter earnings increased to $328 million, or $1.33 per diluted share, in 2012 from $289 million, or $1.20 per diluted share, in 2011.

Sempra Energy’s earnings for the first nine months of 2012 were $566 million, or $2.31 per diluted share, compared with $1 billion, or $4.32 per diluted share, during the first nine months of 2011.  For the nine-month period, adjusted earnings increased to $805 million, or $3.29 per diluted share, in 2012 from $769 million, or $3.18 per diluted share, in 2011.

“Our solid operating performance in the third quarter and through the first nine months keeps us on track to meet our 2012 earnings-per-share guidance of $4 to $4.30, excluding the impairment charges and assuming a final California Public Utilities Commission rate decision for our California utilities comes by year-end,” said Debra L. Reed, chief executive officer of Sempra Energy.

As announced previously, on Jan. 1, Sempra Energy consolidated Sempra Generation, Sempra Pipelines & Storage and Sempra LNG into two new operating units: Sempra International and Sempra U.S. Gas & Power. Sempra International is comprised of two new reporting segments:  Sempra South American Utilities and Sempra Mexico. Sempra U.S. Gas & Power also is comprised of two new reporting segments:  Sempra Renewables and Sempra Natural Gas. Beginning in the first quarter 2012, in addition to San Diego Gas & Electric and Southern California Gas Co., Sempra Energy began reporting financial results under each of the above segments.

CALIFORNIA UTILITIES

San Diego Gas & Electric

Earnings for San Diego Gas & Electric (SDG&E) in the third quarter 2012 rose to $174 million from $113 million in the year-ago quarter, due primarily to lower taxes, higher transmission earnings and reduced expenses related to the 2007 wildfires.

For the first nine months of 2012, SDG&E’s earnings were $374 million, up from $273 million in the first nine months last year.

Southern California Gas Co.

Southern California Gas Co. (SoCalGas) earnings were $71 million in the third quarter 2012, compared with $81 million in the third quarter 2011.

For the nine-month period, SoCalGas’ earnings were $190 million in 2012, compared with $208 million in 2011.

As previously reported, the revenue requirement established in the General Rate Cases for SDG&E and SoCalGas will be retroactive to Jan. 1, 2012.  Until the California Public Utilities Commission reaches a final decision, both utilities are recording revenues based on 2011 authorized levels, as adjusted for the recovery of incremental wildfire insurance premiums.  SoCalGas and SDG&E will record the cumulative change in revenues, retroactive to the beginning of 2012, in the quarter a final decision is approved.

SEMPRA INTERNATIONAL

Sempra South American Utilities

In the third quarter 2012, Sempra South American Utilities had earnings of $40 million, compared with earnings of $50 million in last year’s third quarter.  In the third quarter 2011, Sempra South American Utilities had a foreign-currency benefit of $19 million.

For the first nine months of 2012, earnings for Sempra South American Utilities were $118 million, compared with $386 million in the first nine months of 2011.  Nine-month earnings in 2011 were higher due to the $277 million second-quarter gain from the write-up in value of the company’s South American utility investments.

Sempra Mexico

Sempra Mexico recorded third-quarter earnings of $54 million in 2012, up from $47 million in 2011, due primarily to improved operating performance.

For the first nine months of 2012, Sempra Mexico had earnings of $134 million, compared with $121 million in the first nine months of 2011.

Last month, Sempra Mexico was awarded two bids by Comisión Federal Electricidad (CFE), Mexico’s state-owned electric utility, to construct a $1 billion natural gas pipeline network in northwestern Mexico.  The new pipeline will be comprised of two segments that will interconnect with the U.S. interstate pipeline system and provide natural gas to existing CFE power plants.  The capacity for each segment is fully contracted by the CFE for a 25-year term.  The first pipeline is expected to begin operations in late 2014.

SEMPRA U.S. GAS & POWER

Sempra Renewables

Third-quarter earnings for Sempra Renewables increased to $13 million in 2012 from $1 million last year, due primarily to an increase in solar and wind assets.

During the first nine months of 2012, earnings for Sempra Renewables were $47 million, up from $9 million in the same period of 2011.

Sempra Natural Gas

Sempra Natural Gas posted a third-quarter loss of $68 million in 2012, compared with earnings of $41 million in last year’s third quarter.   Excluding the $60 million charge related to the Rockies Express Pipeline, Sempra Natural Gas recorded an $8 million loss in the third quarter 2012.

For the first nine months of 2012, Sempra Natural Gas recorded a loss of $260 million, including the Rockies Express Pipeline charges.  Excluding the charges, Sempra Natural Gas had a $21 million loss in the first nine months of 2012, compared with $151 million in earnings for the first nine months last year.

Kinder Morgan, a 50-percent owner of Rockies Express Pipeline, is in the process of selling its interest in the pipeline.  In the third quarter 2012, Kinder Morgan provided more details about the sale transaction, which resulted in additional information on the fair value of the pipeline.

Excluding the Rockies Express Pipeline charges, both the quarterly and nine-month results for Sempra Natural Gas were impacted by lower natural gas and power prices, including the expiration of the 10-year California Department of Water Resources power-supply contract in the third quarter 2011.

EARNINGS GUIDANCE

Sempra Energy today said it expects to meet its 2012 earnings-per-share guidance of $4 to $4.30, excluding the charges related to the Rockies Express Pipeline (a $0.98-per-share year-to-date negative impact) and a second-quarter deferred tax benefit at the parent company related to life-insurance contracts (a $0.19-per-share year-to-date positive impact).  This guidance also assumes that the California Public Utilities Commission issues a final decision in the general rate cases for SDG&E and SoCalGas by year-end. On a GAAP basis, the company’s earnings-per-share guidance for 2012 is $3.21 to $3.51.

NON-GAAP FINANCIAL MEASURES

Adjusted earnings for 2012 and 2011, and 2012 earnings-per-share guidance, are non-GAAP financial measures.  Additional information regarding these non-GAAP financial measures is in the appendix on Table A of the third-quarter financial tables.

INTERNET BROADCAST

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EST with senior management of the company.  Access is available by logging onto the website at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 7834926.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2011 revenues of $10 billion.  The Sempra Energy companies’ 17,500 employees serve more than 31 million consumers worldwide.

###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “would,” ”could,” “should,” “potential,” “target,” “outlook,” “depends,” “pursue” or similar expressions, or discussions of guidance, strategies, plans, goals, initiatives, objectives or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions and the timing of actions by the California Public Utilities Commission, California State Legislature, Federal Energy Regulatory Commission, U.S. Department of Energy, Nuclear Regulatory Commission, California Energy Commission, California Air Resources Board, and other regulatory, governmental and environmental bodies in the United States and other countries where the company does business; capital market conditions, including the availability of credit and the liquidity of investments; inflation, interest and exchange rates; the impact of benchmark interest rates, generally the U.S. Treasury bond and Moody’s A-rated utility bond yields, on the California utilities’ cost of capital; the timing and success of business development efforts and construction, maintenance and capital projects, including risks inherent in the ability to obtain, and the timing of the granting of, permits, licenses, certificates and other authorizations; energy markets, including the timing and extent of changes and volatility in commodity prices; the availability of electric power, natural gas and liquefied natural gas, including disruptions caused by failures in the North American transmission grid, pipeline explosions and equipment failures; weather conditions, natural disasters, catastrophic accidents, and conservation efforts; risks inherent in nuclear power generation and radioactive materials storage, including catastrophic release of such materials, the disallowance of the recovery of the investment in, or operating costs of, the generation facility due to an extended outage, and increased regulatory oversight; risks posed by decisions and actions of third parties who control the operations of investments in which the company does not have a controlling interest; wars, terrorist attacks and cyber security threats; business, regulatory, environmental and legal decisions and requirements; expropriation of assets by foreign governments and title and other property disputes; the status of deregulation of retail natural gas and electricity delivery; the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company.  These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission.  These reports are available through the EDGAR system free-of-charge on the SEC’s website, www.sec.gov, and on the company’s website at www.sempra.com.

These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Sempra International, LLC, and Sempra U.S. Gas & Power, LLC, are not the same companies as San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas) and Sempra International, LLC and Sempra U.S. Gas & Power, LLC are not regulated by the California Public Utilities Commission. Sempra International’s underlying entities include Sempra Mexico and Sempra South American Utilities. Sempra U.S. Gas & Power’s underlying entities include Sempra Renewables and Sempra Natural Gas.

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions, except per share amounts)	2012	2011(1)	2012	2011(1)
	(unaudited)
REVENUES
Utilities	$ 2,170	$ 2,065	$ 6,099	$ 5,933
Energy-related businesses	337	511	880	1,499
Total revenues	2,507	2,576	6,979	7,432

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(212)	(322)	(864)	(1,367)
Cost of electric fuel and purchased power	(515)	(408)	(1,252)	(976)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(136)	(252)	(346)	(694)
Other cost of sales	(43)	(68)	(117)	(123)
Operation and maintenance	(732)	(691)	(2,123)	(2,003)
Depreciation and amortization	(280)	(251)	(803)	(729)
Franchise fees and other taxes	(89)	(84)	(264)	(259)
Equity (losses) earnings, before income tax:
Rockies Express Pipeline LLC	(87)	10	(366)	29
Other	(7)	(22)	(9)	(33)
Remeasurement of equity method investments	-	-	-	277
Other income, net	44	12	137	86
Interest income	5	6	14	21
Interest expense	(126)	(118)	(352)	(344)
Income before income taxes and equity earnings of certain unconsolidated subsidiaries	329	388	634	1,317
Income tax expense	(49)	(75)	(48)	(289)
Equity earnings, net of income tax	10	6	29	45
Net income	290	319	615	1,073
Earnings attributable to noncontrolling interests	(20)	(29)	(44)	(21)
Preferred dividends of subsidiaries	(2)	(1)	(5)	(6)
Earnings	$ 268	$ 289	$ 566	$ 1,046

Basic earnings per common share	$ 1.11	$ 1.21	$ 2.35	$ 4.36
Weighted-average number of shares outstanding, basic (thousands)	241,689	239,545	241,133	239,693

Diluted earnings per common share	$ 1.09	$ 1.20	$ 2.31	$ 4.32
Weighted-average number of shares outstanding, diluted (thousands)	245,802	241,880	245,013	241,955
Dividends declared per share of common stock	$ 0.60	$ 0.48	$ 1.80	$ 1.44

(1) As adjusted for the retrospective effect of a change in accounting principle.

SEMPRA ENERGY
Table A (Continued)

RECONCILIATION OF SEMPRA ENERGY GAAP EARNINGS TO SEMPRA ENERGY ADJUSTED
EARNINGS EXCLUDING IMPAIRMENT CHARGES AND GAIN FROM REMEASUREMENT OF
EQUITY METHOD INVESTMENTS (Unaudited)

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share excluding a $60 million impairment charge and a $239 million impairment charge on our investment in Rockies Express LLC in the third quarter and first nine months of 2012, respectively, and a $277 million gain from the remeasurement of equity method investments in Chilquinta Energía and Luz del Sur in the second quarter of 2011 are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States). Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of Sempra Energy's business operations from 2012 to 2011 and to future periods. Also, 2012 guidance of $4 to $4.30 per diluted share excludes the $239 million impairment charges, or $0.98 per diluted share, as well as a $47 million tax benefit from a change in the expected holding period of life insurance contracts, or $0.19 per diluted share, for the nine months ended September 30, 2012, based on shares outstanding through September 30, 2012. Management believes that excluding the impact of the impairment charges and tax benefit from current guidance provides a more meaningful measure of Sempra Energy's expected financial performance in 2012 in comparison to previously issued guidance. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy Earnings and Diluted Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions, except per share amounts)	2012	2011	2012	2011
Sempra Energy GAAP Earnings	$ 268	$ 289	$ 566	$ 1,046
Add: Impairment Charges in 2012	60	-	239	-
Less: Remeasurement Gain in 2011	-	-	-	(277)
Sempra Energy Adjusted Earnings	$ 328	$ 289	$ 805	$ 769

Diluted earnings per common share:
Sempra Energy GAAP Earnings	$ 1.09	$ 1.20	$ 2.31	$ 4.32
Sempra Energy Adjusted Earnings	$ 1.33	$ 1.20	$ 3.29	$ 3.18
Weighted-average number of shares outstanding, diluted (thousands)	245,802	241,880	245,013	241,955

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Dollars in millions)	2012	2011(1)(2)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 530	$ 252
Restricted cash	42	24
Accounts receivable	1,074	1,345
Income taxes receivable	18	-
Inventories	398	346
Regulatory balancing accounts – undercollected	301	38
Regulatory assets	88	89
Fixed-price contracts and other derivatives	74	85
U.S. Treasury grants receivable	181	-
Settlements receivable related to wildfire litigation	180	10
Other	192	143
Total current assets	3,078	2,332

Investments and other assets:
Restricted cash	20	22
Regulatory assets arising from pension and other postretirement benefit obligations	1,027	1,126
Regulatory assets arising from wildfire litigation costs	326	594
Other regulatory assets	1,155	1,060
Nuclear decommissioning trusts	892	804
Investments	1,585	1,671
Goodwill	1,109	1,036
Other intangible assets	441	448
Sundry	767	691
Total investments and other assets	7,322	7,452
Property, plant and equipment, net	24,990	23,465
Total assets	$ 35,390	$ 33,249

Liabilities and Equity
Current liabilities:
Short-term debt	$ 584	$ 449
Accounts payable	1,096	1,107
Income taxes payable	-	5
Deferred income taxes	155	173
Dividends and interest payable	309	219
Accrued compensation and benefits	273	323
Regulatory balancing accounts – overcollected	117	105
Current portion of long-term debt	709	336
Fixed-price contracts and other derivatives	82	92
Customer deposits	150	142
Reserve for wildfire litigation	284	586
Other	590	615
Total current liabilities	4,349	4,152
Long-term debt	11,193	10,078

Deferred credits and other liabilities:
Customer advances for construction	146	142
Pension and other postretirement benefit obligations, net of plan assets	1,337	1,423
Deferred income taxes	1,609	1,520
Deferred investment tax credits	47	49
Regulatory liabilities arising from removal obligations	2,673	2,551
Asset retirement obligations	1,981	1,905
Other regulatory liabilities	55	87
Fixed-price contracts and other derivatives	270	301
Reserve for wildfire litigation	127	10
Deferred credits and other	1,028	774
Total deferred credits and other liabilities	9,273	8,762
Contingently redeemable preferred stock of subsidiary	79	79
Equity:
Total Sempra Energy shareholders’ equity	10,082	9,775
Preferred stock of subsidiary	20	20
Other noncontrolling interests	394	383
Total equity	10,496	10,178
Total liabilities and equity	$ 35,390	$ 33,249

(1)	As adjusted for the retrospective effect of a change in accounting principle.
(2)	Derived from audited financial statements.

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
(Dollars in millions)	2012	2011(1)
	(unaudited)
Cash Flows from Operating Activities
Net income	$ 615	$ 1,073
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	803	729
Deferred income taxes and investment tax credits	(45)	211
Equity losses (earnings)	346	(41)
Remeasurement of equity method investments	-	(277)
Fixed-price contracts and other derivatives	1	(7)
Other	(8)	(43)
Net change in other working capital components	(373)	(75)
Distributions from RBS Sempra Commodities LLP	-	53
Changes in other assets	202	31
Changes in other liabilities	147	(11)
Net cash provided by operating activities	1,688	1,643

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,241)	(2,031)
Expenditures for investments and acquisition of businesses, net of cash acquired	(359)	(696)
Proceeds from sale of joint venture interest	9	-
Distributions from RBS Sempra Commodities LLP	-	374
Distributions from other investments	43	47
Purchases of nuclear decommissioning and other trust assets	(534)	(399)
Proceeds from sales by nuclear decommissioning and other trusts	534	398
Decrease in restricted cash	89	473
Increase in restricted cash	(105)	(450)
Other	(12)	(20)
Net cash used in investing activities	(2,576)	(2,304)

Cash Flows from Financing Activities
Common dividends paid	(405)	(325)
Redemption of subsidiary preferred stock	-	(80)
Preferred dividends paid by subsidiaries	(5)	(6)
Issuances of common stock	50	22
Repurchases of common stock	(16)	(18)
Issuances of debt (maturities greater than 90 days)	2,294	1,525
Payments on debt (maturities greater than 90 days)	(563)	(366)
Decrease in short-term debt, net	(142)	(300)
Purchase of noncontrolling interests	-	(43)
Distributions to noncontrolling interests	(36)	(10)
Other	(20)	5
Net cash provided by financing activities	1,157	404

Effect of exchange rate changes on cash and cash equivalents	9	2

Increase (decrease) in cash and cash equivalents	278	(255)
Cash and cash equivalents, January 1	252	912
Cash and cash equivalents, September 30	$ 530	$ 657

(1) As adjusted for the retrospective effect of a change in accounting principle.

SEMPRA ENERGY
Table D

SEGMENT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions)	2012	2011	2012	2011
	(unaudited)
Earnings (Losses)
California Utilities:
San Diego Gas & Electric	$ 174	$ 113	$ 374	$ 273
Southern California Gas	71	81	190	208
Sempra International:
Sempra South American Utilities	40	50	118	386
Sempra Mexico	54	47	134	121
Sempra U.S. Gas & Power:
Sempra Renewables	13	1	47	9
Sempra Natural Gas	(68)	41	(260)	151
Parent and other	(16)	(44)	(37)	(102)
Earnings	$ 268	$ 289	$ 566	$ 1,046

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in millions)	2012	2011	2012	2011
	(unaudited)
Capital Expenditures and Investments
California Utilities:
San Diego Gas & Electric	$ 269	$ 448	$ 998	$ 1,162
Southern California Gas	146	174	462	499
Sempra International:
Sempra South American Utilities	58	35	117	(179)	(1)
Sempra Mexico	4	4	13	11
Sempra U.S. Gas & Power:
Sempra Renewables	267	69	861	124
Sempra Natural Gas	32	89	144	256
Parent and other	4	1	5	854	(1)
Consolidated Capital Expenditures and Investments	$ 780	$ 820	$ 2,600	$ 2,727

(1) The $611 million of net cash used to fund the purchase of controlling interests in our investments in Chile and Peru in the second quarter of 2011 is recorded as a net expenditure of $852 million at Parent and Other, partially offset by $241 million of cash acquired in the purchase, which is recorded at Sempra South American Utilities.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
UTILITIES	2012	2011	2012	2011

California Utilities - SDG&E and SoCalGas
Gas Sales (bcf)(1)	61	62	278	285
Transportation (bcf)(1)	210	171	555	465
Total Deliveries (bcf)(1)	271	233	833	750
Total Gas Customers (Thousands)			6,672	6,649

Electric Sales (Millions of kWhs)(1)	4,490	4,246	12,406	12,221
Direct Access (Millions of kWhs)	901	859	2,473	2,427
Total Deliveries (Millions of kWhs)(1)	5,391	5,105	14,879	14,648
Total Electric Customers (Thousands)			1,399	1,393

Other Utilities(2)
Natural Gas Sales (bcf)
Argentina	114	110	274	267
Mexico	5	5	17	16
Mobile Gas	7	10	30	29
Willmut Gas(3)	4	-	8	-
Natural Gas Customers (Thousands)
Argentina			1,848	1,799
Mexico			92	89
Mobile Gas			88	90
Willmut Gas(3)			19	-
Electric Sales (Millions of kWhs)
Peru	1,637	1,549	4,996	4,713
Chile	632	597	2,015	1,862
Electric Customers (Thousands)
Peru			949	917
Chile			620	606

ENERGY-RELATED BUSINESSES

Sempra International
Power Sold (Millions of kWhs)
Sempra Mexico(4)	1,139	450	3,111	1,978

Sempra U.S. Gas & Power
Power Sold (Millions of kWhs)
Sempra Renewables(5)	241	131	767	408
Sempra Natural Gas	2,002	3,526	5,401	9,570

(1) Includes intercompany sales

(2) Represents 100% of the distribution operations of the subsidiary, although the subsidiary in Argentina is not consolidated within Sempra Energy and the related investments are accounted for under the equity method. The subsidiaries in Peru and Chile were also accounted for under the equity method until April 6, 2011, when they became consolidated entities upon our acquisition of additional ownership interests.

(3) Acquired in May 2012.
(4) Sales to Sempra Natural Gas.

(5) Includes 50% of total power sold related to wind projects in which Sempra Energy has a 50% ownership. These subsidiaries are not consolidated within Sempra Energy and the related investments are accounted for under the equity method.